Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-231967, No. 333-199036, No. 333-204573, No. 333-178040, No. 333-175242, No. 333-151588, No. 333-142723, No. 333-141261, No. 333-135503, No. 333-100631, No. 333-63176, No. 333-80835, No. 333-72961, No. 333-12983, No. 333-06873, No. 33-97680 and No. 33-84974; Forms S-8 No. 333-107244, No. 333-102609, No. 333-175173 and No. 333-232630; and Forms S-4 No. 333-44576 and No. 333-35873) of Equity Residential and in the related Prospectuses of our reports dated February 17, 2022 with respect to the consolidated financial statements and schedule of Equity Residential and the effectiveness of internal control over financial reporting of Equity Residential, included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Chicago, Illinois
February 17, 2022